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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITOR'S CONSENT

    We have issued our report dated February 23, 1998 (except for Note 2, as to which the date is February 27, 1998 and Note 3, as to which the date is April 6,
1998) accompanying the consolidated financial statements of Level 8 Systems, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 1998 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

New York, New York
August 4, 1999